Exhibit 10.6

Rules of the Benefit Plan

for Senior managers and executives of

CINCINNATI MILACRON

KUNSTSTOFFMASCHINEN EUROPA GMBH

(The German version of the “Rules of benefit Plan” is the legally binding version.)

TABLE OF CONTENTS

I	INTRODUCTION		4

II	GENERAL CONDITIONS		5

	1.	Participating Companies	5
	2.	Eligible Personnel	5
	3.	Membership of the Benefit Plan and Commencement of Benefit Cover	5

III	BENEFIT CALCULATION BASES		6

	4.	General	6
	5.	Pensionable Pay	6
	6.	Creditable Contribution Ceiling	7
	7.	Creditable Service	7
	8.	Employee Contribution	8
	9.	Normal Retirement Date	8

IV	NORMAL RETIREMENT PENSION		8

	10.	Condition	8
	11.	Amount	8
	12.	Payment	10

V	EARLY RETIREMENT PENSION		10

	13.	Condition	10
	14.	Amount	10
	15.	Payment	11

VI	DISABILITY PENSION		11

	16.	Condition	11
	17.	Amount	12
	18.	Payment	12

VII	SPOUSE’S PENSION		13

	19.	Condition	13
	20.	Amount	13
	21.	Payment	14

VIII	ORPHAN’S PENSION		14

	22.	Condition	14
	23.	Amount	14
	24.	Payment	15

IX	PREMATURE TERMINATION OF EMPLOYMENT		15

X	FINANCING		16

XI	COSTS		16

XII	GENERAL PROVISIONS		17

XIII	IMPLEMENTATION		18

I. INTRODUCTION

Dear Employees

In order to ensure that you can maintain a reasonable standard of living after your working life, we have implemented a Benefit Plan.

In addition to the provisions of the State Scheme, this plan provides benefits in the event of retirement, disability, both occupational and total, and death. The employee’s loyalty to the Company will be thus rewarded and the link between the Company and its employees will be strengthened.

The Company bears all costs associated with this Benefit Plan.

We are convinced that, with the benefits of this Plan, we are able to make an essential contribution to your benefit cover.

Malterdingen,

CINCINNATI MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH

II	GENERAL CONDITIONS

1.	Participating Companies

1.1	The benefit plan provides retirement benefits for senior managers and executives of the following Company:

CINCINNATI MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH

1.2	Under the term “Employee” are included both male and female senior managers and executives, who have received a pension promise with an entitlement to benefits from this Benefit Plan.

1.3	For employees who have not yet received a pension promise, this plan is not binding and cannot, therefore, be the basis for benefit entitlements.

1.4	The pension promise must be given to the employee in writing.

2.	Eligible Personnel

2.1	A condition for membership of the Benefit Plan is that the employee

-is a permanent employee of the Company and

-has been given a pension promise, in accordance with Article 1 above.

Employees with an employment contract specifying retirement at or after age 65 are considered permanent employees of the Company for purposes of this Benefit Plan.

2.2	The Company reserves the right to effect individual pension contracts, the conditions of which differ from those of this Benefit Plan. Such arrangements have to be made in writing.

3.	Membership of the Benefit Plan and Commencement of Benefit Cover

3.1	Membership of the Benefit Plan commences on the first of the month following or coinciding with the fulfilment of the conditions in accordance with Article 2.

3.2	Membership of the Benefit Plan is part of the employment contract for all plan members.

3.3	The cover for pension benefits begins on the first of the month following fulfilment of the conditions for membership of the plan.

III.	BENEFIT CALCULATION BASES

4.	General

4.1	Employee benefits are calculated in accordance with the following conditions.

4.2	All pension benefits are based on Pensionable Pay (in accordance with Article 5), Creditable Contribution Ceiling (in accordance with Article 6) and Creditable Service (in accordance with Article 7).

5.	Pensionable Pay

5.1	Pensionable Pay is equal to the average basic monthly income of the employee in the 12 months immediately preceding the event giving right to benefits, or the date of leaving the Company.

a) For salary earners, pensionable pay is equal to 12 times the monthly basic salary.

b) For salary earners, where total salary is not a fixed amount, pensionable pay is equal to the average basic monthly earnings in the 60 months immediately preceding the event giving right to benefits or the date of leaving the company. Variable pay is defined as that pay which is payable under the bonus plan relating to respective members. The maximum variable pay that will be recognized for pension purposes will be restricted to the 100% achievement level.

A member who moves from a job with a fixed income to one of variable pay will be subject to either provision a) or b) above as they apply from time to time.

c) For employees currently or previously employed on a part-time basis, calculation of pensionable pay is based on notional full time employment.

5.2	All additional and/or fluctuating earnings, gratuities and overtime payment, profit sharing, anniversary bonuses and child allowances, “Tantieme” or special allowances are not included as Pensionable Pay.

5.3	Periods of absence from work for which the employee does not receive any income from the Company are not taken into account in calculation of Pensionable Pay. This rule applies even if an employee is prevented, by accident or illness, or by periods of special absence e.g. leave for the bringing up of children, from fulfilling the duties of his employment, provided that (a) the employment continues, (b) no benefits from this Benefit Plan become payable and (c) the member resumes work with the Company immediately after his recovery. Pensionable pay during the last 12 months, during which a full salary is paid, is the determining factor.

5.4	Income after the normal retirement date is not taken into consideration as pensionable pay (in accordance with Article 9).

6.	Creditable Contribution Ceiling

6.1	For purposes of this Benefit Plan, Creditable Contribution Ceiling is defined as the Social Security Contribution Ceiling applicable at the incidence of the event giving right to benefits. In the event of premature termination of employment, the Ceiling used is the one applicable in the calendar year in question.

7.	Creditable Service

7.1	Creditable Service is defined as the period of service spent by the employee in the company until the event giving right to benefits (in accordance with Articles 10, 13, 16, 19, 22, and 25). Periods of continuous service of at least 6 months’ duration, during which there is no salaried employment relationship between the employee and the Company with the exception of wartime and military or alternative civilian service and periods of service when the employment contract is suspended, do not count towards Creditable Service.

7.2	Military service, alternative civilian service, maternity leave and child care leave count towards Creditable Service as long as this is in accordance with current legislation.

Creditable Service will be fully recognised in circumstances where employment is temporarily interrupted due to illness, temporary lack of work or disability provided that the employee resumes work immediately after one of the above reasons for absence is no longer valid.

Creditable service ends on termination of employment, on death of the employee or on reaching retirement age. It cannot extend beyond normal retirement age, according to Article 9.

7.3	Periods of service after the Normal Retirement Date (in accordance with Article 9) are not regarded as Creditable Service.

7.4	All completed years and months of service will be included in the determination of pensionable service.

7.5	For employees who had a part-time employment contract with the company either previously or currently notional creditable service will be used and is determined as follows:

Creditable service, calculated in accordance with Article 7.1 to 7.4, is multiplied by the ratio of the employee’s working time to that of an employee with a full-time employment contract.

8.	Employee contribution

The member is not required to make contributions to the Benefit Plan.

9.	Normal Retirement Date

Normal Retirement Date is the first day of the month following or coinciding with the 65th birthday.

IV.	NORMAL RETIREMENT PENSION

10.	Condition

A condition for the payment of the Normal Retirement Pension is that the employee leaves the service of the Company at the Normal Retirement Date (in accordance with Article 9), having completed at least 10 years’ creditable service.

11.	Amount

11.1	The amount of the monthly Normal Retirement Pension is calculated using the following:

a) accrued amount (base amount),

b) the ratio of pensionable pay to the Creditable Contribution Ceiling in the State Scheme, i.e. the Ceiling applicable at the incidence of the event giving right to pension payments (personal % rate ),

c) pensionable service.

11.2	The monthly accrued amount (base amount) equals

DM 22.80, for each year of creditable service,

on condition that pensionable pay is equivalent to the Creditable Contribution Ceiling in the State Scheme, i.e. the Ceiling applicable at the incidence of the event giving right to pension payments.

If the amounts are not the same, i.e. the Creditable Contribution Ceiling and pensionable pay, the accrued amount will be increased or reduced in accordance with the ratio: pensionable pay and Creditable Contribution Ceiling (individual accrued amount).

Pensionable pay will be used in determination of the individual % rate, as follows:

Parts of Income	Benefit Multiplicator

- below the Creditable
- Contribution Ceiling	1

- above the Creditable
- Contribution Ceiling	4

11.3	If the standard procedure for determination of the Creditable Contribution Ceiling (according to §159 Social Security Act, Book VI) is cancelled or altered, an agreement must be reached between the parties concerned. In this way, the procedure for determination of the individual % rate is adjusted in such a way that the original aim of the regulation is achieved.

11.4	The amount of the monthly Normal Retirement Pension for an employee who temporarily received a Disability Pension from this Benefit Plan in accordance with Article 16 and who resumed his professional duties with the Company immediately after termination of the Disability Pension previously being paid in accordance with Article 17, may not be less than the last monthly payment of the Disability Pension.

12.	Payment

12.1	The Normal Retirement Pension is paid on the last day of every month.

12.2	The first pension payment is made in the first month in which the employee does not receive his normal basic earnings from his preceding employment; the last pension payment is made in the month in which the employee dies.

12.3	The beneficiary for the Normal Retirement Pension is the former employee of the Company.

V	EARLY RETIREMENT PENSION

13.	Condition

A condition for the payment of the Early Retirement Pension is that the employee terminates service with the Company after at least 10 years and is in receipt of a full pension from the State Scheme. Employees who have opted out of the State Scheme will be treated in the same way as those who remained in the State Scheme.

14.	Amount

14.1	The amount of Early Retirement Pension is calculated according to the same formula as the Normal Retirement Pension (in accordance with Article 11).

Creditable Service (in accordance with Article 7) is calculated up to the Early Retirement Date.

14.2	The amount of the Early Retirement Pension is calculated from Average Pensionable Pay (in accordance with Article 5), the Creditable Contribution Ceiling (in accordance with Article 6) and the Creditable Service attained up to the Early Retirement Date (in accordance with Article 7).

14.3	Due to the longer expected period of payment if the employee opts for early retirement, the resultant Early Retirement Pension is reduced by 0.5% for each month between the Early Retirement Date and the 65th birthday.

15.	Payment

15.1	The Early Retirement Pension is paid on the last day of every month.

15.2	The first pension payment is made in the first month in which the employee does not receive his normal basic earnings from his preceding employment, the last pension payment is made in the month in which the employee dies.

15.3	The beneficiary for the Early Retirement Pension is the former employee of the Company.

15.4	If payment of the State Pension is discontinued or reduced to a partial pension before attainment of the Normal Retirement Age, payment of the Early Retirement Pension will also cease.

VI	DISABILITY PENSION

16.	Condition

16.1	Disability Pension is payable if an employee leaves the service of the Company due to disability, whether occupational or total (in accordance with the regulations contained in the Social Security Act Book VI - Sozialgesetzbuch VI)

16.2	Disability, for the purpose of this Benefit Plan, exists if the employee is in receipt of a full or occupational disability pension from the State Scheme or from a contracting-out insurance.

16.3	Disability pension, for occupational or total disability, is not payable from this Benefit Plan, if the cause of disability was initiated by the employee or if the disability (occupational or total) was already present, when the employee commenced service with the Company.

16.4	An employee whose working ability, on commencement of service, was already reduced through disability but who was not eligible for a disability pension from the State Scheme, qualifies for a Company disability pension, on condition that the level of working ability, compared to that on commencement of service, is further reduced by at least 50%.

17.	Amount

17.1	The amount of Disability Pension is calculated according to the same formula as for the Normal Retirement Pension (in accordance with Article 11 ).

17.2	Calculation of the Disability Pension is based on Pensionable pay and the Creditable Contribution Ceiling at the date of disablement and Creditable Service up to the date of disablement. Service (as yet uncompleted) up to the 65th birthday will also be credited.

17.3	Income earned by a beneficiary either from an employment relationship of from regular business or professional activity before normal retirement age or eligibility for an Early Retirement Pension, will be deducted from the Company Pension on condition that this income, together with the State Pension and benefits from this Plan, exceed 70% of Pensionable Pay (in accordance with Article 5).

17.4	If the full/occupational disability is brought about by a third party, any compensation to which the beneficiary is entitled will be deducted from the Company Pension, on condition that the amount of the compensation, together with the State Pension and benefits from this Plan exceed 70% of Pensionable Pay in accordance with Article 5. The employee may decide to relinquish his compensation claims to the Company.

18.	Payment

18.1	The Disability Pension is paid in monthly instalments on the last day of every month.

18.2	The first pension payment is made in the first month in which the employee does not receive his normal basic earnings from his preceding employment; the last pension payment is made in the month (a) when the conditions according to Article 16 are no longer fulfilled, (b) when the employee dies or (c) when he reaches the Normal Retirement Date (in accordance with Article 9).

18.3	At the Normal Retirement Date (in accordance with Article 9) the Disability Pension is converted to a Retirement Pension of the same amount; from this point in time the conditions for the Normal Retirement Pension apply. The Normal Retirement Pension is payable in the first month following the discontinuance of the Disability Pension.

18.4	The beneficiary for the Disability Pension is the former employee of the Company.

18.5	The employee is obliged to inform the Company of any change in the degree of disability.

18.6	The Company is entitled to request, at regular intervals, proof from the former employee that the disability remains unchanged.

18.7	The Company is entitled, at any time, to obtain a medical report to confirm the level of disability. The beneficiary for the Disability Pension is obliged to undergo the medical examination within the time limit set by the Company. The Company pays all the medical costs involved.

VII	SPOUSE’S PENSION

19.	Condition

19.1	A Spouse’s Pension will be paid on condition that an employee’s marriage took place before the event giving right to benefits and before the 60th birthday and that the employee was married at the time of death.

19.2	A Spouse’s Pension is not payable if the marriage was concluded after the commencement of pension payments from this Benefit Plan or if the marriage was already dissolved at the commencement of pension payments.

20.	Amount

20.1	The amount of Spouse’s Pension is equal to 60% of the Retirement or Disability Pension which was being paid from this Benefit Plan immediately prior to the employee’s death.

20.2	If neither a Retirement nor a Disability Pension was being paid immediately prior to the employee’s death, then the Spouse’s Pension amounts to 60% of the Disability Pension (in accordance with Article 17) which would have been paid if the employee had been disabled (in accordance with Article 16) at the time of his/her death.

20.3	The provisions of Article 17.4 apply accordingly.

20.4	In the event of an age difference, i.e. if the spouse is more than 10 years younger than the deceased beneficiary, the widow’s or widower’s pension is reduced by 2% for each year or part of a year, exceeding 10.

21.	Payment

21.1	The Spouse’s Pension is paid on the last day of every month.

21.2	The first payment is made either in the first month in which the surviving spouse does not receive the normal basic earnings from the preceding employment of her/his deceased husband or, if a pension was already being paid from the Benefit Plan to the deceased employees in the first month in which Retirement or Disability Pension from this Benefit Plan is no longer granted.

21.3	The last pension payment is made in the month in which the surviving spouse dies or remarries. In the event of remarriage, the widow/widower receives a lump sum, equal to 36 monthly pension payments.

21.4	The beneficiary for the Spouse’s Pension is the wife or husband of the deceased employee.

VIII	ORPHAN’S PENSION

22.	Condition

22.1	A condition for the payment of an Orphan’s Pension is that the employee leaves dependent children at the time of his/her death.

22.2	Dependent children are the employee’s own children and those with an equal legal status. Illegitimate children are also eligible to receive an Orphan’s Pension if the employee has custody of the child.

23.	Amount

23.1	The amount of the Orphan’s Pension for each child is 10% of the Retirement or Disability Pension that was being paid from this Benefit Plan immediately prior to the employee’s death.

23.2	If neither Retirement nor Disability Pension was being paid immediately prior to the employee’s death, the Orphan’s Pension for each child amounts to 10%

of the Disability Pension (in accordance with Article 17) which would have been paid to the employee if he had been disabled (in accordance with Article 16) at the time of his death.

23.3	A Double Orphan’s pension, as calculated in accordance with the above two paragraphs, is paid to orphans who have lost both parents.

23.4	The sum of the spouse’s and orphans’ pensions is limited to 100% of the pension on which their calculation is based; otherwise the orphans’ pensions are reduced proportionately.

24.	Payment

24.1	The Orphan’s Pension is paid on the last day of every month.

24.2	The first pension payment is made in the first month in which a Spouse’s Pension (in accordance with Article 21) is also payable or, if no Spouse’s Pension is due, in the first month in which the Spouse’s Pension would have been paid if a spouse had been entitled to a Spouse’s Pension (in accordance with Article 19).

24.3	The payment of an Orphan’s Pension ceases automatically when the child attains the age of 18.

24.4	Orphans’ Pensions are paid beyond the age of 18 provided that the child is pursuing education, but only while the orphan is eligible to receive a state child allowance.

IX	PREMATURE TERMINATION OF EMPLOYMENT

25.	In accordance with the Company Pension Law (BetrA VG) if an employee of this Benefit Plan leaves the service of the Company before benefits become due, he retains a vested right to benefits, provided that he fulfils the conditions in section 1 of the Company Pension Law.

26.	The amount of vested Retirement Pension (in accordance with Article 25) is calculated according to the conditions in section 2 of the Company Pension Law.

27.	The amount of other vested benefits, to which the employee is entitled in accordance with this Benefit Plan, is calculated in the same manner.

28.	Should an employee terminate service before the incidence of an event giving right to benefits, he/she will be informed by the Company whether or not the conditions for vested rights have been fulfilled and the amount of retirement pension payable at the Normal Retirement Date.

29.	These provisions according to Articles 25 to 26 represent the minimum requirements and benefits lain down by the Company Pension Law. Should the Company Pension Law be amended, the above mentioned Articles will be altered accordingly.

X	FINANCING

30.	The Company gives a “pension promise” to the employees, for which the Company has to form pension reserves, for the benefits provided by the Benefit Plan.

31.	In order to secure the benefits under the “pension promise” the Company can effect reinsurance contracts.

All benefits from the reinsurance contracts are due exclusively to the Company.

32.	If, for health reasons, the full benefits as provided under the Benefit Plan cannot be insured for an employee, then the benefits are reduced accordingly or cancelled without substitution.

All provisions of the Benefit Plan then relate to the remaining benefits covered by the insurance contracts and the “pension promise”.

33.	Should the company take out reinsurance policies to finance the benefits from this Plan, the employee is obliged to provide his approval for the issue of the policy in accordance with § 159 of the Insurance Contract Law. This requires employees to provide all supporting evidence requested and if necessary their consent to undergo a medical examination.

XII	COSTS

34.	All direct costs for financing the benefits are borne by the Company.

35.	Benefits from the Benefit Plan are taxable as income, after taking allowances into consideration. This tax is payable by the former employee or the other beneficiaries.

36.	Tax due according to Article 35 is deducted by the Company on payment of the benefits. The pensioner is obliged to submit an income tax card regularly to the Company.

XII	GENERAL PROVISIONS

37.	All benefits from the Benefit Plan are paid out by the Company into a bank account in Germany specified by the beneficiary.

38.	Every three years in accordance with Section 16 of the Company Pension Law, the Company will review the current pension payments and will make a discretionary decision. The Company must consider the interests of the pensioners and its own economic situation when making this decision.

39.	Every employee who is entitled to benefits from the Benefit Plan and who is still in the service of the Company is obliged, without prior request, to inform the Company immediately of any changes in personal circumstances relevant to the Benefit Plan and to present adequate proof thereof by means of certificates. If the beneficiary does not fulfil his obligations, the claim to pension benefits is suspended. As soon as the obligations are fulfilled, back payment (without interest) will be made at the next payment date.

40.	Every beneficiary is obliged to submit a certificate of existence at the request of the Company or an insurance company.

41.	Payment of all benefits which have been financed by the Company can be suspended if these are pledged, relinquished or used in any other way as collateral or surety for the procurement of money, capital goods etc., or goods of any description, except where legally prescribed.

42.	The Company is entitled to convert vested entitlements and pensions in payment into lump sums (to the extent that this does not infringe on §3 Company Pension Law).

The amount of the lump sum corresponds to the value of the entitlement/cash value of the pension and is determined in accordance with the regulations of § 6a Income Tax Law at the date of the lump sum payment. After deduction of tax etc., the lump sum will be paid out as a net amount. The Company reserves the right to pay the lump sum in 3 annual installments.

43.	Disputes in connection with the Benefit Plan should be resolved by the courts having jurisdiction for the area in which the Company is located.

44.	The Benefit Plan does not affect any other rights of the employee or the Company relating to the contract of employment.

45.	Should the Company be obliged, due to legal changes, collective agreements or for other reasons to grant additional benefits, to increase the range of benefit cover or to finance same, such benefits will be credited in addition to the provisions of this Benefit Plan. There will be special regulations governing the crediting procedure.

46.	A condition for the payment of all benefits is that the beneficiary makes all claims to the Company. Regardless of this, the Company will act in respect of care and supervision.

47.	Current pensions and vested benefits are insured against insolvency, in accordance with legal provisions, with the Pensions-Sicherungs-Verein, Versicherungsverein a.G. (Mutual Pension Insolvency Insurance).

48.	The Benefit Plan can be administered by an independent firm of actuaries who have full access to confidential information concerning all employees and beneficiaries. Only data for the calculation of actuarial reserves (in accordance with Section 6a of the Income Tax Act) will be transferred.

The actuary is obliged to adhere to the provisions of the Data Protection Act (Bundesdatenschutzgesetz). All information required for a reinsurance policy to be effected can be forwarded to the insurance company to the extent as this is necessary for the proper establishment and implementation of the insurance contract. The insurer is also obliged to adhere to the provisions of the Data Protection Act (Bundesdatenschutzgesetz).

XIII	IMPLEMENTATION

49.	The Benefit Plan in its present version comes into effect on 1 January 1996.

50.	The Company hopes and expects to be able to maintain the Benefit Plan in the future without restriction. The Company reserves the right, however, to reduce or suspend benefits if:

a) the economic position of the Company has steadily deteriorated to such an extent that the Company is no longer capable of maintaining the promised benefits, or

b) the personnel, contributions, benefits or the retirement age laid down by social security or other legal pension organizations change considerably, or

c) the legal and in particular the financial handling of the outlay which is being made or has been made by the Company for the systematic financing of benefits has changed to such an extent that the Company is no longer capable of maintaining the promised benefit, or

d) the beneficiary commits offences which have grossly infringed good faith or have led to immediate dismissal.

51.	In addition, the Company reserves the right to reduce or suspend benefits if the governing criteria for the Benefit Plan have steadily deteriorated to such an extent that the Company is no longer capable of maintaining the promised benefits, even after objective consideration of the beneficiary’s interests.

52.	The Company reserves the right to amend this Benefit Plan by a contractual agreement.

Malterdingen,

CINCINNATI MILACRON KUNSTSTOFFMASCHINEN EUROPA GMBH